FIRST AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

      THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF REORGANIZATION (this "Amendment"), dated as of March 24, 2005, is entered into by and between Rescon Technology Corporation, a Nevada corporation ("Rescon"), Nayna Acquisition Corp., a wholly-owned subsidiary of Rescon ("Sub"), Christian Nigohossian (the "Shareholder Representative") and Nayna Networks, Inc. ("Nayna" and together with Rescon, Sub and the Shareholder Representative, the "Parties")

      WHEREAS, the Parties entered into that certain Agreement and Plan of Reorganization dated as of October 15, 2004 (the "Merger Agreement");

      WHEREAS, the Merger Agreement may be amended upon the written consent of the Parties;

      WHEREAS, the Parties desire to amend the Merger Agreement to, among other things, reduce the number of shares being issued by 250,000 shares, update the capitalization representation, include the final conversion ratios and change the governing law; and

      WHEREAS, capitalized terms not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment, the parties agree as follows:

      1. Amendment of Recitals.

            (a) The Parties hereby agree that the first Recital of the Merger Agreement is hereby amended in its entirety to read as follows:

            "WHEREAS, Parent desires to acquire the Company as a wholly-owned subsidiary and to issue thirty-two million five hundred thousand (32,250,000) shares of Parent Common Stock (as defined below) (on a post-reverse split basis as described below) to certain stockholders of the Company upon the terms and conditions set forth herein. Merger Sub is a wholly-owned subsidiary corporation of Parent that shall be merged into the Company, whereupon the Company shall be the surviving corporation of said merger and shall become a wholly-owned subsidiary of Parent (Merger Sub and the Company are sometimes collectively hereinafter referred to as the "Constituent Corporations")."

            (b) The Parties hereby agree that the sixth Recital of the Merger Agreement is hereby amended in its entirety to read as follows:

            "WHEREAS, the Company has an authorized capitalization consisting of one hundred twenty-five million (125,000,000) shares of common stock, par value $0.001 per share ("Company Common Stock"), and sixty-seven million five hundred thousand (67,500,000) shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"), of which fifteen million (15,000,000) are designated "Series CC" and fifty-two million five hundred thousand (52,500,000) are designated "Series D", ninety-five million sixty-three thousand seven hundred sixty-one (95,063,761) shares of Company Common Stock fifteen million (15,000,000) shares of Series CC Preferred Stock and nineteen million five hundred thirty-one thousand two hundred forty-six (19,531,246) shares of Series D Preferred Stock are currently issued and outstanding, seventy one million four hundred twenty thousand seven hundred and five shares of Company Common Stock are reserved for issuance pursuant to currently issued and outstanding options and warrants and conversion of preferred stock into common shares, in each case as of the date hereof."

      2. Amendment of Conversion of Securities. The Parties hereby agree that
Section 2(b)(1) of the Merger Agreement is hereby amended in its entirety to read as follows:

            "(1) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive 0.198916 of a share of Parent Common Stock (the "Common Exchange Ratio"), each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive 0.683023 of a share of Parent Common Stock and each share of Series CC Preferred Stock outstanding immediately prior to the Effective Date shall be cancelled. All such shares of Company Common Stock, Series D Preferred Stock and Series CC Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of Parent Common Stock, respectively, into which such shares of Company Common Stock were converted. The holders of such certificates previously evidencing shares of Company Common Stock or Series D Preferred Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of Company Common Stock or Series D Preferred Stock, as the case may be, except as otherwise provided herein or by law;"

      3. Amendment of Capitalization Representation. The Parties hereby agree that Section 4(a) of the Merger Agreement is hereby amended in its entirety to read as follows:

            "(a) As of the date hereof 95,063,761 shares of Company Common Stock 15,000,000 shares of the Series CC Preferred Stock and 19,531,247 shares of the Series D Preferred Stock are issued and outstanding. Other than the exercise or conversion of outstanding options or warrants to purchase Company Common Stock, the foregoing shares represent all of the shares of the Company's capital stock that will be issued and outstanding as of the Closing."


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

      4. Amendment of Applicable Law. The Parties hereby agree that Section 14(o) of the Merger Agreement is hereby amended in its entirety to read as follows:

            "(o) Applicable Law. This Agreement shall be construed and governed by the internal laws of the State of Delaware."

      5. Representations and Warranties. Each party hereby represents and warrants to the other that all corporate action on the part of such party necessary for the due authorization, execution, delivery and performance by such party of this Amendment has been taken prior to the date hereof. This Amendment has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable in accordance with the terms of this Amendment.

      6. Miscellaneous.

            (a) Binding Effect. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Except as otherwise expressly provided herein, the Merger Agreement remains in full force and effect in accordance with its terms.

            (b) Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

            (c) Governing Law. This Amendment shall be governed, interpreted and construed by and in accordance with the laws of the State of Delaware without regard to principles of conflicts of law and shall be treated in all respects as a Delaware contract.

            (d) Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

            (e) Costs and Expenses. Each of the parties hereto shall bear its own fees and expenses in connection with the preparation and execution of this Amendment.


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

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day, month and year first above written.


                                        RESCON TECHNOLOGY CORPORATION


                                        By:
                                            ------------------------------------
                                            Henrik Klausgaard, CEO


                                        NAYNA ACQUISITION CORP.


                                        By:
                                            ------------------------------------
                                            Henrik Klausgaard, CEO


                                        CHRISTIAN NIGOHOSSIAN


                                        ----------------------------------------


                                        NAYNA NETWORKS, INC.


                                        By:
                                            ------------------------------------
                                            Naveen Bisht, President & CEO


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